Gryphon Gold Corporation Featured on MN1 Interview

Vancouver, Canada -- (MARKET WIRE) – July 10, 2007 – Tony Ker CEO of Gryphon Gold Corporation (TSX:GGN or OTCBB:GYPH) was featured on Market News First (www.mn1.com) in an exclusive live interview with MN1's Saul Albom. The interview took place on July 9, 2007 at 11:00am CDT. MN1 also wrote a feature story about Gryphon Gold Corporation that can be viewed on its website.

The story discusses how GGN, a Nevada corporation in the business of acquiring, exploring and developing gold properties, is focused on exploration and development in Nevada. Mr. Ker discusses the recent acquisition of over 50 exploration properties in Nevada.

GGN commenced a 72-hole drill program on it’s Borealis property and is approximately half way through this campaign now. Results are listed of their web site www.gryphohngold.com. GGN now has the potential to add 50 more properties to their inventory when the acquisition of NER is completed.

For more information, visit http://www.gryphongold.com

Market News First is an online, market news provider that brings investors current news on the market. Market News First is the only online, live IPTV web site that brings real market news to investors and features live interaction with companies from the Bulletin Board to NYSE.

Through daily, live interviews, we bring you up to date on all the established companies and inform the investors of the newest opportunities within the market. Market News First offers one-on-one interviews with the presidents and CFOs of companies to deliver answers to the questions that investors may ask and provides them insight into the companies' present condition and future plans. Stay up to date with MN1 NewsWire "News You Can Trust" at http://www.mn1.com.

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.